EXHIBIT 99.1

PRESS RELEASE

    XTRANA ANNOUNCES THE APPOINTMENT OF JAMES H. CHAMBERLAIN AS INTERIM CEO,
                         AND JOHN C. GERDES AS DIRECTOR

BROOMFIELD, Colo.--March 11, 2004--Xtrana, Inc. (OTCBB: XTRN) announced today that James H. Chamberlain, a current Director of the Company, has been appointed Interim Chief Executive Officer, replacing Timothy J. Dahltorp, who is leaving the Company effective March 19, 2004. Additionally, John C. Gerdes, Ph.D. has joined the Company's Board of Directors.

Michael Bick, Chairman of the Board, stated: "We are grateful to Tim for his leadership of Xtrana and wish him well in his future endeavors. Jim brings to the Company extensive experience, and his primary focus will be to finalize the closure of the sale of Xtrana's intellectual property and to lead the identification process of reverse merger prospects for the Company. We are fortunate to have Jim take on this role for the Company." Mr. Bick continued:
"John Gerdes previously resigned from the Board while considering a possible transaction as a principal relating to the sale of the Company's technology.
Since that transaction is no longer contemplated, the Board desired to re-appoint John to the Board in order to more effectively represent the current ownership of the Company, and to bring back John's valuable experience to the Board. We are very excited to have John join the Board."

James H.  Chamberlain was the founder of Biosource  International,  Inc. (Nasdaq
NMS: BIOI), a California-based company dedicated to the research, development, manufacturing, and marketing of biomedical products to the diagnostic and research markets. Mr. Chamberlain also serves as Chairman of the Board of Directors of Marlingen BioSciences, Inc., a Maryland-based biotechnology company, and is the President of JHC Consulting, Inc., a private life sciences and management consulting firm. Prior to founding Biosource, Mr. Chamberlain was the Manager of Business Development for Amgen, Inc. Mr. Chamberlain received a B.S. degree in biology and chemistry from West Virginia University in 1969 and attended the MBA Executive Program at Pepperdine University from 1978 until 1980.

Dr. Gerdes is the Vice President of Research and Development for Xtrana and became a director and Chief Scientific Officer concurrent with the Company's merger with Xtrana in 2000. In 2003, Dr. Gerdes resigned as a director of Xtrana due, in part, to his desire to submit an offer for the purchase of our intellectual property. In 1996, he conceived of a unique point of care approach for DNA diagnostics, the development of which resulted in the formation of Xtrana. From 1988 to 1998, he was the Director of Paternity Analysis and Clinical Director at IAD where he supervised clinical testing and introduced PCR and other nucleic acid based clinical tests. He has twenty-one publications primarily focused on molecular methods of virus detection. He has recently filed four patents that provide the technical foundation of the Xtrana business plan. Dr. Gerdes received a B.S. in Microbiology from the University of Wyoming in 1970, and a Ph.D. in Microbial Genetics from the University of California at Los Angeles (UCLA) in 1974. After completing a four-year post-doctoral fellowship in Virology, again at UCLA, he spent four years as an assistant professor at the University of Colorado Health Sciences Center in Denver


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before  accepting a position at  Immunological  Associates  of Denver  (IAD),  a specialty reference testing laboratory.

Xtrana, Inc. develops, manufactures and markets novel nucleic acid extraction kits and detection systems for use in molecular diagnostics, drug discovery, forensics, research, clinical and life sciences markets. To learn more about Xtrana, visit the Company's web site at www.xtrana.com.

This Press Release contains forward-looking statements (identified by the words "estimate," "anticipate," "expect," "believe," and similar expressions), which are based upon management's current expectations and speak only as of the date made. These forward-looking statements are subject to risks, uncertainties and factors that could cause actual results to differ materially from the results anticipated in the forward-looking statements and include, but are not limited to, competitors' pricing strategies and technological innovations, changes in health care and government regulations, litigation claims, foreign currency fluctuation, product acceptance, as well as other factors discussed in the Company's last Report on Form 10-KSB.

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Contact:
     Xtrana, Inc.
     Timothy Dahltorp, 303-466-4424